                            [ON PENNZOIL LETTERHEAD]

                                                               September 3, 1997


             To Our Shareholders From Pennzoil's Board of Directors

In July, we rejected an unsolicited offer from Union Pacific Resources Group
(UPR) to acquire Pennzoil Company. The reasons for our decision were set forth in the 14D-9 document subsequently mailed to you. Today, we want to reemphasize our conviction that the long-term values being created in Pennzoil Company far exceed the value of this offer. When all is said and done, our decision was all about value. AND PENNZOIL IS ALL ABOUT VALUE.

Before rejecting the UPR offer, we analyzed it carefully and compared it to the range of potential values that we expect to achieve under Pennzoil's strategic plan. From this perspective, our decision was easy. We believe that our strategic plan can deliver better long-term value to our shareholders and has far more upside potential than the UPR offer.

Some are quick to call rejections of unsolicited offers "anti-shareholder." In many cases, that may be true. However, our decision was distinctly pro-shareholder. As members of the Board of Directors, we are the stewards of Pennzoil's valuable resources. We know them well and know where the Company is headed. We are committed to delivering to you the value inherent in Pennzoil Company.

Shareholders rightfully demand performance that translates into shareholder value. So do we -- both as directors and shareholders ourselves. Our strategic plan has been delivering that value since it was implemented in 1995. We also have the responsibility to ensure that the values being created are realized by our shareholders, and not prematurely captured at an inadequate price by an opportunist looking to solve its own future valuation problems.

  /s/ James L. Pate             /s/ Ernest H. Cockrell   /s/ Brent Scowcroft

  /s/ Howard H. Baker, Jr.      /s/ Harry H. Cullen      /s/ Gerald B. Smith

  /s/ W. J. Bovaird             /s/ Alfonso Fanjul       /s/ Cyril Wagner, Jr.

  /s/ W.L. Lyons Brown, Jr.     /s/ Berdon Lawrence


                   September 3, 1997: The Wall Street Journal
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        This informational series, which was recently printed in The Wall
Street Journal and certain other newspapers, highlights the value inherent in Pennzoil and elements of its ongoing strategic business plan at this stage in the company's 108 year history. Each featured business segment easily distinguishes Pennzoil's operations from UPR.

                           PENNZOIL HAS BUILT ONE OF
                           THE BEST INTERNATIONAL OIL
                             AND GAS PORTFOLIOS OF
                            ANY INDEPENDENT COMPANY
                                IN THE INDUSTRY.



[Globe graphic]




        Over the past few years, Pennzoil has built one of the best international oil and gas portfolios of any independent company in the industry. We have attractive, high potential positions in some of the world's most prolific oil and gas regions -- including areas that are virtually impossible to penetrate for latecomers.

        Pennzoil is now entering the value creation stage of this program. Our portfolio includes:

        o The giant Azeri-Chirag-Gunashli project in the Caspian Sea, where we have a 4.8% carried interest in estimated recoverable reserves of at least 4.7 billion barrels of crude oil.

        o A 30% working interest in the nearby Karabakh prospect, also in the Caspian Sea, which may contain more than 1.0 billion barrels of crude oil.

        o Five prospective concessions in Egypt, covering 9.2 million acres in hydrocarbon charged basins.

        o Three producing blocks in Venezuela, one of the most exciting oil producing regions in the world.

        These and other projects in Pennzoil's worldwide oil and gas portfolio have the potential to more than double the company's proved reserves and add significant shareholder value.

        Pennzoil's international oil and gas operations:

                             IT'S ALL ABOUT VALUE.


                                [Pennzoil Logo]


                   September 4, 1997: The Wall Street Journal

                             PENNZOIL IS ONE OF THE
                              MOST ACTIVE PLAYERS
                             IN THE GULF OF MEXICO

        Pennzoil is one of the most active drillers in the Gulf of Mexico, the most attractive area in the United States to explore for and produce crude oil and natural gas. The Gulf of Mexico accounts for half of Pennzoil's domestic oil and gas activity.


[graphic; caption: Pennzoil Leasehold Interests in Gulf of Mexico]


        With over 150 blocks, Pennzoil has a wealth of operating experience in the Gulf and retains a leasehold position which forms the basis for creating tremendous shareholder value. Among Pennzoil's recent successes in this high-potential area are:

        o Garden Banks 161, where Pennzoil and Enterprise Oil have made a significant crude oil discovery.

        o West Cameron 580, with net daily production of over 100 million cubic feet (MMcf) of natural gas and nearly 5,000 barrels of condensate from only two wells.

        o High Island 140, South Marsh Island 23 and Eugene Island 333 and 316, where new wells have added, in combination, net daily production of 70 MMcf of natural gas.

        Pennzoil is currently developing discoveries in other areas of the Gulf and is continuing its active exploration program. Pennzoil has a proven track record of adding reserves in the Gulf.

        Pennzoil's Gulf of Mexico properties:


                             IT'S ALL ABOUT VALUE.

                                [Pennzoil Logo]


                   September 5, 1997: The Wall Street Journal

                               PENNZOIL'S UNIQUE
                          DOWNSTREAM BUSINESS CREATES
                                THE HIGHEST UNIT
                         PROFITABILITY AMONG ITS PEERS.


                           [GRAPHIC: EXCEL PARALUBES]


          Pennzoil's unique downstream business creates the highest unit profitability among its peers. Our manufacturing facilities produce the key raw materials for Pennzoil's consumer products and industrial specialities businesses.

[GRAPHIC: SHREVEPORT REFINERY]                    [GRAPHIC: PENNZOIL MOTOR OIL]

        The company has recently completed two important projects that will create substantial shareholder value. They will dramatically reduce production costs, increase margins and make Pennzoil the second largest lubricating base oil producer in the United States, ultimately adding an expected $70 million of annual after-tax cash flow:

        o Excel Paralubes, a 50/50 partnership with Conoco, is a state-of-the-art base oil facility designed to produce 18,000 barrels per day of high quality, low cost base oils.

        o The Shreveport refinery upgrade improves Pennzoil's refining efficiency by increasing throughput nearly 20% and converting by-products to higher value transportation fuels.

                                           [GRAPHIC: GUMOUT SPECIALTY PRODUCTS]

        Pennzoil has a unique, highly profitable downstream business focused on the low-cost production of base oils and specialty products. The new manufacturing facilities are just now beginning to contribute to shareholder value.

        Pennzoil's downstream operations:



                             IT'S ALL ABOUT VALUE.


                                [PENNZOIL LOGO]


                   September 8, 1997: The Wall Street Journal
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                                [PENNZOIL LOGO]

                             PENNZOIL HAS THE MOST
                                 RECOGNIZED AND
                             POWERFUL BRAND NAME IN
                                 THE INDUSTRY.


                     [graphic: Pennzoil sponsored Indy car]


        Pennzoil has the most recognized and powerful brand name in the automotive products industry. Among our achievements:

        -- Eleven consecutive years as the number one selling motor oil in the United States.

        -- A 21% share of the U.S. motor oil market.

        -- Five consecutive years as the top automotive products "power brand," as ranked by Discount Store News.

[graphic: Jiffy Lube logo]                  [graphic: Pennzoil brand products]

        Through its wholly owned subsidiary, Jiffy Lube, Pennzoil also leads the fast oil change business, the most rapidly growing segment of the U.S. motor oil market.

        Pennzoil has built shareholder value by leveraging this enviable market position. We are continuing to grow our consumer products businesses by extending the brand name into new products, adding market share and entering new high-growth international markets.

        These and other initiatives now under way are designed to create substantial additional value by further strengthening and expanding these valuable brands.

        Pennzoil's marketing operations:




                             IT'S ALL ABOUT VALUE.


                                [Pennzoil Logo]


                   September 9, 1997: The Wall Street Journal
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                  [PENNZOIL LOGO]  Pennzoil Company
                                   Shareowner Services
                                   P.O. Box 2967  *  Houston, Texas 77252-2967
                                   -------------------------------------------
                                   Toll-free (888) 795-7862